Exhibit 3.46

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF LIMITED PARTNERSHIP

OF

DADE INVESTMENT, L.P.

It is hereby certified that:

FIRST: The name of the limited partnership (hereinafter called the “partnership”) is Dade Investment, L.P.

SECOND: Pursuant to provisions of Section 17-202, Title 6, Delaware Code, the Certificate of Limited Partnership is amended as follows:

“3. The name and address of the general partner is NCP Dade Power LLC, c/o Arclight Capital Holdings, LLC, 200 Clarendon Street, 55th Floor, Boston, MA 02117”.

The undersigned, a general partner of the partnership, executed this Certificate of Amendment on 6/17, 2004

NCP Dade Power LLC
a Delaware limited liability company

/s/ Daniel R. Revers
Daniel R. Revers
President